Exhibit 99.1

Cambium Networks Corporation Announces Preliminary Third Quarter 2021 Revenues and Reporting Date

ROLLING MEADOWS, Ill., Oct. 21, 2021 — Cambium Networks Corporation (“Cambium Networks”) (NASDAQ: CMBM), a leading provider of wireless networking infrastructure solutions, today announced select preliminary financial results for the third quarter 2021 ended September 30, 2021 and plans to report full financial results on Thursday, November 4, 2021.

Cambium Networks now expects GAAP revenues of approximately $75 million compared to the previous outlook of $88-$92 million provided on August 9, 2021. The change in outlook primarily reflects greater than anticipated global supply constraints impacting shipments of products which we expect to continue into the first half of calendar 2022. Overall demand remains healthy. We enter the fourth quarter 2021 with backlog remaining strong, up 57% year-over-year. Without the supply constraints, Cambium Networks would have been within or above the high-end of the previous third quarter 2021 revenue outlook range provided on August 9, 2021. Net income is expected to be below the low-end of the previous GAAP and non-GAAP ranges. Cash is expected to be approximately $58 million.

Conference Call and Webcast

Cambium Networks will host a live webcast and conference call to discuss its financial results and Q&A at 4:30 p.m. ET, on Nov. 4, 2021. On the call will be Atul Bhatnagar, president and CEO, and Stephen Cumming, CFO. The call will be moderated by Peter Schuman, senior director of investor & industry analyst relations.

To join the financial results live webcast and view additional materials which may be posted to the investor website, listeners should access the investor page of Cambium Networks website https://investors.cambiumnetworks.com/.  Following the live webcast, a replay will be available in the event archives at the same web address for a period of one year.

To access the live conference call by phone, listeners should dial +1(877) 288-4394 in the U.S. or Canada and +1(470) 495-9483 for international callers, referencing conference ID number 6175585. Following the live webcast, a replay will be available on the investor page of Cambium Networks website for a period of one year. A replay of the conference call will be available for 48 hours soon after the call by phone by dialing +1(855) 859-2056 in the U.S. or Canada and +1(404) 537-3406 for international callers, using the conference ID number 6175585.

About Cambium Networks

Cambium Networks delivers wireless communications that work for businesses, communities, and cities worldwide. Millions of our radios are deployed to connect people, places and things with a unified wireless fabric that spans multiple standards and frequencies of fixed wireless and Wi-Fi, all managed centrally via the cloud. Our multi-gigabit wireless fabric offers a compelling value proposition over traditional fiber and alternative wireless solutions. We work with our Cambium certified ConnectedPartners to deliver purpose-built networks for service provider, enterprise, industrial, and government connectivity solutions in urban, suburban, and rural environments, with wireless that just works.

Contacts:

Investors:

Peter Schuman, IRC

Sr. Director Investor & Industry Analyst Relations

Cambium Networks

+1 (847) 264-2188

Peter.schuman@cambiumnetworks.com